Exhibit (a)(13)

TRANSACTION AGREEMENT

among

CVR ENERGY, INC.

and

EACH OF THE OTHER PARTIES LISTED ON THE SIGNATURE PAGES HERETO

Dated as of April 18, 2012

Annex A	Defined Terms
Exhibit A	Supplement
Exhibit B	Company Recommendation
Exhibit C	Rights Agreement Resolutions and Form of Amendment
Exhibit D	Forms of Resignations and Resolutions
Appendix I	Treatment of Restricted Shares
Appendix II	Form of Consent

-i-

TRANSACTION AGREEMENT

TRANSACTION AGREEMENT (hereinafter called this “Agreement”), dated as of April 18, 2012, among CVR Energy, Inc., a Delaware corporation (the “Company”), IEP Energy LLC, a Delaware limited liability company (the “Offeror”), and each of the other parties listed on the signature pages hereto (collectively with Offeror, the “Offeror Parties”).

RECITALS

WHEREAS, the Offeror has previously commenced a tender offer (the “Pending Offer”) to purchase all of the issued and outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), including the associated rights to purchase shares of Series A Preferred Stock (the “Rights,” and together with the shares of Common Stock, “Shares”), issued pursuant to the Rights Agreement, dated as of January 13, 2012, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (as amended from time to time, the “Rights Agreement”), for (a) $30.00 per Share (the “Cash Consideration”), net to the seller in cash without interest thereon and (b) one contingent cash payment right (“CCP”) per Share, issued by Offeror subject to and in accordance with a Contingent Cash Payment Agreement, to be entered into by and between the Offeror and the Colbent Corporation as paying agent (the “CCP Paying Agent”), in substantially the form attached as Schedule II to the Offeror’s Tender Offer Statement on Schedule TO (the “CCP Agreement”), and subject to the conditions set forth therein (such Cash Consideration plus CCP, the “Offer Price”);

WHEREAS, the Company and the Offeror Parties have agreed to certain terms and conditions pursuant to which the Offeror has agreed to amend the Pending Offer (as the Pending Offer is so amended, and as it may be amended from time to time as permitted by this Agreement, the “Offer”); and

WHEREAS, the Company and the Offeror Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

THE OFFER

Section 1.1 The Offer.

(a) Amendment. The Offeror shall amend the Pending Offer by filing the Supplement attached hereto as Exhibit A (the “Supplement”) on a date to be agreed by the parties, provided that such date is no later than the third (3rd) business day following the date of this Agreement. The time and date on which the Offeror amends the Pending Offer is referred to in this Agreement as the “Offer Amendment Date.” Subject to the first sentence of Section 1.2(a), the Offer shall expire at 11:59 p.m., New York City time, on the date that is the later of (i) ten (10) business days after the Offer Amendment Date or (ii) such later date as may be required to resolve any comments (including, but not limited to, comments regarding the extension of the expiration date of the Offer) made by the Securities and Exchange Commission (the “SEC”) in respect of the Offer Documents (that date on which the Offer expires in accordance with this sentence, the “Expiration Date”).

(b) Other Modifications. The Offeror will not, without the prior written consent of the Company, waive any Tender Offer Condition or modify or amend the terms of the Offer, except as permitted in the Supplement.

(c) Securities Filings. On the Offer Amendment Date, the Offeror shall file or cause to be filed with the SEC an amendment to the Offeror’s Tender Offer Statement on Schedule TO (collectively with all amendments and supplements thereto, the “Schedule TO”) which shall include the Supplement as an exhibit thereto (collectively with any supplements or amendments thereto, the “Offer Documents”). The Offeror agrees to (i) promptly provide the Company and its counsel with a copy of any written comments (or a description of any oral comments) received by the Offeror Parties or their counsel from the SEC or its staff with respect to the Offer Documents, (ii) consult with the Company regarding any such comments prior to responding thereto, (iii) provide the Company with copies of any written comments or responses thereto and (iv) use reasonable best efforts to respond promptly to and to resolve any comments made by the SEC in respect of the Offer Documents. The Offeror agrees to take all steps necessary to cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable federal securities Laws.

(d) Acceptance of Shares. The time at which immediately available funds are irrevocably deposited by the Offeror with the depositary for payment for all Shares validly tendered and not withdrawn pursuant to the Offer in an amount sufficient to pay the aggregate Offer Price for all such Shares (excluding Shares validly tendered pursuant to a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) is referred to as the “Offer Closing.” The time and date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

(e) Subsequent Offering Period. In the event that the Minimum Condition (as defined below) shall have been satisfied and the Offeror shall have accepted for payment Shares validly tendered and not withdrawn pursuant to the Offer, the Offeror shall provide a subsequent offering period for the Offer in accordance with Rule 14d-11 (a “Subsequent Offering Period”) under the Exchange Act, which Subsequent Offering Period shall expire on the tenth (10th) business day following the Expiration Date; provided that, in accordance with Rule 14d-11 under the Exchange Act, the Offeror shall immediately accept for payment and promptly pay for all Shares on an on-going basis as they are tendered during the Subsequent Offering Period; and provided further that the Offeror shall not be required to make available the Subsequent Offering Period in the event that, at the Offer Closing Date, the Offeror and its affiliates then hold more than 90% of the outstanding Shares and the Offeror completes promptly the Short Form Merger in accordance with Section 2.1. The later of (i) the expiration of the Subsequent Offering Period, if any and (ii) the time at which immediately available funds are irrevocably deposited by the Offeror with the depositary for payment for any remaining Shares that have been validly tendered during the Subsequent Offering Period and not withdrawn pursuant to the Offer (and have not been accepted by the Offeror for payment), in an amount sufficient to pay the Offer Price for any such Shares, is referred to as the “Subsequent Offer Closing.” The time and date, if any, on which the Subsequent Offer Closing occurs is referred to in this Agreement as the “Subsequent Offer Closing Date.” “Minimum Condition” shall mean that there shall be validly tendered (including pursuant to notices of guaranteed delivery) and not properly withdrawn as of immediately prior to 11:59 p.m. on the Expiration Date 31,661,040 Shares which, when added to the number of Shares already owned by the Offeror, its Subsidiaries and Affiliates (which the Offeror represents to be 12,584,227 Shares), represents a majority of the issued and outstanding Shares on a fully diluted basis.

(f) Termination of Offer. In the event that (i) the Minimum Condition shall not have been satisfied as of immediately prior to 11:59 p.m. on the Expiration Date and (ii) the Company has complied in all material respects with all of its obligations under this Agreement required to be performed or satisfied by it at or prior to the Offer Closing, the Offeror shall immediately terminate the Offer.

Section 1.2 Company Action; Stockholder Information.

(a) Company Action. The Company shall, on the Offer Amendment Date, file with the SEC an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, including amendments pursuant to this Section 1.2, the “Schedule 14D-9”), it being understood that in the event the Company shall not file the Schedule 14D-9 on the Offer Amendment Date, the Offeror shall be entitled to extend the Expiration Date by a number of business days equal to the number of business days from the Offer Amendment Date to the date of filing of the Schedule 14D-9. A copy of the

Company recommendation portion that the Company will include in the Schedule 14D-9, excluding any financial analysis or business information of the Company or other analysis underlying such recommendation portions, is attached hereto as Exhibit B. The Company agrees to (i) promptly provide the Offeror and its counsel with a copy of any written comments (or a description of any oral comments) received by the Company or their counsel from the SEC or its staff with respect to the Schedule 14D-9, (ii) consult with the Offeror regarding any such comments prior to responding thereto and (iii) provide the Offeror with copies of any written comments or responses thereto. The Offeror Parties acknowledge and agree that (i) all stock options issued pursuant to any Company benefit or incentive plan (being 22,900 options) (A) are fully vested and exercisable on the date hereof, and (B) may be exercised in accordance with their terms on or following the date hereof, and (ii) all shares of Common Stock purchased by the holder of any such stock option pursuant to the exercise thereof shall be considered Shares for all purposes of this Agreement. In accordance with clause (i) of the first sentence of Section 13 of the Company’s Amended and Restated 2007 Long Term Incentive Plan (the “2007 LTIP”), shares of restricted stock issued pursuant to the 2007 LTIP which remain unvested as of immediately prior to the Offer Closing (“Restricted Shares”) shall be treated as described in Appendix I to this Agreement. The Nominating and Corporate Governance Committee of the Board of Directors of the Company may take such action following the date hereof as may be necessary to waive the stock retention guidelines currently in effect as to all officers, directors and employees of the Company and its affiliates, to the extent necessary to allow such persons to tender and receive payment for the Shares held by them (other than Restricted Shares) in the Offer or the Subsequent Offering Period, or to have such Shares cancelled and converted into the right to receive the merger consideration in the Short Form Merger, as applicable. The foregoing two sentences of this Section 1.2(a) and the provisions of Appendix I are intended to be for the benefit of, and shall be directly enforceable by, the holders of Restricted Shares, who are each express third party beneficiaries of this Section 1.2(a) and Appendix I.

(b) Rights Agreement. The Company represents, warrants, covenants and agrees that the Board of Directors of the Company has taken all necessary action, evidenced by the resolutions attached hereto as Exhibit C-1 and the fully executed amendment to the Rights Agreement attached hereto as Exhibit C-2, to render the Rights Agreement inapplicable to the Offer, the Subsequent Offering Period, the Short-Form Merger and the other transactions contemplated hereby. The Company hereby agrees that, unless this Agreement is terminated in accordance with Section 5.1(b), it shall not take any action to revoke the actions taken pursuant to the prior sentence.

Section 1.3 Directors.

(a) Composition of Company Board and Board Committees. The Company represents, warrants, covenants and agrees that, contemporaneously with the execution and delivery of this Agreement, (i) the Company has received signed, irrevocable letters of resignation from all current members of the Board of Directors other than John J. Lipinski and George E. Matelich, in the form attached as Exhibit D-1, which shall become effective, subject to the consummation of the Offer Closing, on the Offer Closing Date, automatically upon consummation of the Offer Closing and without any further action required, and (ii) the Board of Directors has adopted resolutions in the form attached as Exhibit D-2 appointing the following individuals to the vacancies created by such resignations, which shall become effective, subject to the consummation of the Offer Closing, simultaneously with the Offer Closing Date, automatically upon consummation of the Offer Closing and without any further action required: Bob G. Alexander, SungHwan Cho, Vincent J. Intieri, Samuel Merksamer, Stephen Mongillo, Daniel A. Ninivaggi and Glenn R. Zander.

(b) Required Approvals of Existing Director Committee. Notwithstanding anything in this Agreement to the contrary, following the time any directors designated by the Offeror are elected or appointed to the Board of Directors of the Company and prior to the Effective Time, the approval of a committee composed of John J. Lipinski and George E. Matelich (the “Existing Director Committee”), by unanimous vote of its members, shall be required (i) to amend, supplement, modify or terminate this Agreement, (ii) to waive or elect to enforce any of the Company’s rights or remedies under this Agreement, (iii) to extend the time for the performance of any of the obligations or other acts of the Offeror Parties or (iv) to cease the Company’s compliance with the continuing listing requirements of the NYSE or the continued registration of the Shares under the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended (the “Securities Act”). The Existing Director Committee shall have the authority, after the Offer Closing, to take all necessary actions to institute any action on behalf of the Company to enforce the Offeror’s obligations in accordance with this Agreement, including to consummate the Subsequent Offering Period and the Short Form Merger, if applicable (such authority, together with the matters that require the approval of the Existing Director Committee described in the first sentence of this Section 1.3(b), being referred to as the “Existing Director Committee Actions”). For purposes of considering any matter set forth in this Section 1.3(b), the Existing Director Committee will be permitted to meet without the presence of the other directors. Following the Offer Closing Date and prior to the Effective Time, the Company will indemnify and advance expenses to, and the Offeror will cause the Company to indemnify and advance expenses to, the members of the Existing Director Committee in connection with their service as directors of the Company after the Offer Closing Date and prior to the time the Offeror Parties’ nominees have been appointed to the Board of Directors pursuant to Section 1.3(a) (such time as the Offeror Parties’ nominees have been so appointed to the Board of Directors, the “Control Time”) to the fullest extent permitted by applicable Law and in accordance with the provisions of Section 4.3 hereof.

(c) Section 14 of the Exchange Act. The Company will, at its expense, take all actions necessary pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3, including filing with the SEC and mailing to the holders of Shares on the Offer Amendment Date the information required under Section 14(f) and Rule 14f-1. The Offeror Parties will supply to the Company prior to or on the date hereof the information with respect to themselves and their respective officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1, the Offeror Parties will be solely responsible for such information, and the Company’s obligations to appoint designees to the Board of Directors of the Company will be subject to receipt of such information. The Offeror Parties and their counsel shall be given a reasonable opportunity to review and comment on any materials required to be filed with the SEC or mailed to holders of Shares pursuant to Section 14(f) or Rule 14f-1 and any amendments thereto prior to the filing thereof with the SEC and mailing thereof to holders of Shares and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Offeror Parties and their counsel.

ARTICLE II

SHORT FORM MERGER

Section 2.1 Short Form Merger. If, following the Offer Closing or the Subsequent Offer Closing, the Offeror and its Affiliates shall hold of record, in the aggregate, at least 90% of the outstanding Shares, the Offeror shall take all necessary and appropriate action to cause a merger of the Company in accordance with Section 253 of the Delaware General Corporation Law (“DGCL”), at a price per Share equal to the Offer Price, to become effective as soon as possible after the consummation of the Offer Closing or Subsequent Offer Closing, as applicable (the “Short Form Merger”), and to provide customary mechanisms for stockholders to receive payment in exchange for their Shares promptly following the completion of such Short Form Merger. The time that the Subsequent Offer Closing is consummated is referred to herein as the “Effective Time” (provided, however, that if the Offeror is required to consummate the Short Form Merger prior to the Subsequent Offer Closing, the “Effective Time” shall be the time of the consummation of the Short Form Merger). The Company represents, warrants, covenants and agrees that, contemporaneously with the execution and delivery of this Agreement, (i) the Company has received signed, irrevocable letters of resignation from John J. Lipinski and George E. Matelich, in the form attached as Exhibit D-1, which shall become effective, subject to the consummation of the Subsequent Offer Closing or the Short Form Merger, as applicable, at the Effective Time, automatically upon consummation of the Subsequent Offer Closing or the Short Form Merger, as applicable and without any further action required, and (ii) the Board of Directors has adopted resolutions in the form attached as Exhibit D-2 appointing the following individuals to the vacancies created by such resignations, which shall become effective, subject to the consummation of the Subsequent Offer Closing or the Short Form Merger, as

applicable, simultaneously with the Effective Time, automatically upon consummation of the Subsequent Offer Closing or the Short Form Merger, as applicable and without any further action required: George W. Hebard III and James M. Strock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Offeror that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of the Company and its Subsidiaries to consummate the transactions contemplated hereby. As used in this Agreement, the term:

(i) “Affiliate” means, when used with respect to any Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act;

(ii) “Associate” means, when used with respect to any Person, any other Person who is an “associate” of that Person within the meaning of Rule 405 promulgated under the Securities Act; and

(iii) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

(b) Corporate Authority; Approval. The Company has all requisite corporate power and authority to enter into, and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Offeror and the other Offeror Parties, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 3.2 Representations and Warranties of the Offeror Parties. The Offeror or each Offeror Party (as applicable) hereby represents and warrants to the Company that:

(a) Organization, Good Standing and Qualification. Each Offeror Party who is not a natural person is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of the Offeror to consummate the Offer and the other transactions contemplated hereby.

(b) Corporate Authority. Each Offeror Party has all requisite corporate or similar power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Offer and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each Offeror Party and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of each Offeror Party, enforceable against each Offeror Party in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Available Funds. The Offeror has cash, cash equivalents or readily marketable securities available to it in an amount sufficient (the “Sufficient Amount”) to pay the Offer Price in respect of all of the Shares, in each case, without any increase in the indebtedness or other obligations of the Company or any of its Subsidiaries, or use of the assets of the Company or any of its Subsidiaries.

ARTICLE IV

COVENANTS

Section 4.1 Marketing Process.

(a) Nothing contained herein shall be deemed to prevent the Company from taking any action (A) to initiate, solicit or encourage any inquiry or the making of any acquisition proposals or offers for the Company or its assets, provided that access to non-public information shall only be made pursuant to confidentiality agreements on customary terms (it being understood that such confidentiality agreements need not prohibit the making or amendment of an acquisition proposal); (B) to engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to an acquisition proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any acquisition proposal; (C) to make any public disclosure regarding the Company and its Subsidiaries, the Offer, any of the transactions contemplated hereby or any other matter; and (D) not inconsistent with the obligations of the Company hereunder.

(b) Promptly following the Offer Closing Date, the Offeror Parties shall cause the Company to initiate, solicit and encourage inquiries into the making of acquisition proposals or offers from third parties to acquire the Company, including by engaging one or more independent, nationally-recognized investment banking companies and conducting a customary sales process (including the establishment of a data room to facilitate due diligence), and such sale process will continue for a period of sixty (60) days (such period, the “Marketing Period”). In the event that any Person makes a Qualifying Proposal within the Marketing Period, the Offeror Parties shall support such Qualifying Proposal, including voting for or consenting to such Qualifying Proposal if such proposal is submitted to the stockholders of the Company for their vote or consent.

(c) Qualifying Proposal. For purposes of this Agreement, “Qualifying Proposal” means any proposal, offer or agreement to acquire the stock or assets of the Company, as an entirety, for all-cash consideration that results in each stockholder receiving an amount (after reduction for any applicable withholding or transfer taxes imposed with respect to such amount) that is equal to or exceeds thirty-five dollars ($35.00) per Share (subject to standard anti-dilution adjustments), net of any fees paid to any investment banking company engaged pursuant to Section 4.1(b), and that is made by a Person that provides reasonable evidence of the financial capacity to fund such transaction, and is otherwise on terms and conditions reasonably acceptable to the Offeror Parties.

(d) Nothing contained herein shall be deemed to prevent the Offeror Parties or their affiliates from making any public disclosure regarding the Offeror Parties or their affiliates, the Offer, any of the transactions contemplated hereby or any other matter, or from taking any action not inconsistent with the obligations of the Offeror Parties hereunder or pursuant to the Supplement.

Section 4.2 Proxy Contest and Other Matters.

(a) If (i) the Offer expires in accordance with its terms without the Minimum Condition having been satisfied and (ii) the Company has complied in all material respects with all of its obligations under this Agreement required to be performed or satisfied by it at or prior to the Offer Closing, then none of the Offeror Parties or any Affiliate or Associate of any such person (such Affiliates and Associates, collectively and individually, the “Offeror Proxy Persons”) shall (x) solicit proxies or engage in a proxy contest with respect to the election of directors or any other proposal to be considered at the Company’s 2012 annual meeting of stockholders (the “2012 Annual Meeting”) or present any other proposal for consideration at the 2012 Annual Meeting or (y) encourage any other person to solicit proxies or engage in a proxy contest with respect to the election of directors or any other proposal to be considered at the 2012 Annual Meeting or present any other proposal for consideration at the 2012 Annual Meeting. In furtherance of the foregoing, if (i) the Offer expires in accordance with its terms without the Minimum Condition having been satisfied and (ii) the Company has complied in all material respects with all of its obligations under this Agreement required to be performed or satisfied by it at or prior to the Offer Closing, then upon the date of termination of the Offer: (A) High River Limited Partnership, Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II L.P. and Icahn Partners Master Fund III L.P. (collectively, the “Proxy Parties”) shall immediately withdraw their letter dated February 16, 2012 providing notice to the Company of their intention to nominate certain individuals for election as directors of the Company at the 2012 Annual Meeting (the “Stockholder Nomination”); and (B) the Offeror Proxy Persons shall immediately cease all efforts, direct or indirect, in furtherance of the Stockholder Nomination and any related solicitation and shall not vote, deliver or otherwise use any proxies heretofore obtained in connection with the Stockholder Nomination.

(b) If (i) the Offer expires in accordance with its terms without the Minimum Condition having been satisfied and (ii) the Company has complied in all material respects with all of its obligations under this Agreement are required to be performed or satisfied by it at or prior to the Offer Closing, then immediately upon the date of termination of the Offer, the Proxy Parties shall withdraw their letter dated February 16, 2012 to the Company requesting certain books and records of the Company.

Section 4.3 Indemnification; Directors’ and Officers’ Insurance.

(a) The Company agrees that all rights to indemnification and exculpation in place on February 23, 2012, existing in favor of any Indemnified Party, as provided in the certificate of incorporation, bylaws or comparable governing documents of the Company and its Subsidiaries, or in any written indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries in place on February 23, 2012, with respect to Acts or Omissions (as defined below) occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto, shall survive the Offer and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. The Company agrees that this Agreement does not limit any additional rights that any Person may have under any stock plan in place on February 23, 2012. “Indemnified Parties” means each present and former director and officer of the Company and its Subsidiaries. “Acts or Omissions” means acts or omissions arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated hereby, (ii) any actions taken by the Existing Director Committee and (iii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party.

(b) The Company agrees that the Company shall obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Control Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies (or as favorable as may reasonably be obtained at a one-time aggregate cost not to exceed $2 million) with respect to any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Control Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, that prior to the Company obtaining and fully paying for such D&O Insurance policies, the Company shall consult with the Offeror Parties regarding the procurement of such policies from an insurer with a claims rating at least equal to such rating for the Company’s current provider of D&O Insurance and shall permit the Offeror Parties’ insurance advisor to participate in the process of negotiating such insurance and seeking to obtain such insurance on the most cost effective basis, and such insurance shall not be purchased unless the Company has provided prior written notice to the Offeror Parties; it being understood and agreed that if the Offeror Parties’ insurance advisor is able to obtain for the Company insurance that is less expensive but in the Company’s reasonable judgment in all respects (including in respect of scope and amount of coverage and in all other material respects) equal to, the insurance proposed to be purchased by the Offeror Parties, then the Company will acquire such less expensive insurance. The Company agrees that if the Company for any reason fails to obtain such “tail” insurance policies, then the Company shall continue to maintain in effect for a period of at least six (6) years from and after the Control Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date hereof; provided, however, that the Company may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any Indemnified Party; and provided further, however, that in no event shall the Company be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 200% of the annual premiums currently paid by the Company for such insurance (it being understood that if the annual premiums of such insurance coverage exceed such amount, the Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount). The Company may also obtain director and officer insurance coverage covering actions or omissions of the members of the Existing Director Committee from the period of time from the Control Time through and including the Effective Time, on reasonable commercial terms, including obtaining a six year “tail” insurance policy with respect to such period of time, generally on the terms described above with respect to the “tail” insurance policy to be obtained for the period of time prior to the Control Time. The Company will cause such policies to be maintained in full force and effect for their full term. It is acknowledged and agreed that because the Company’s Subsidiary CVR Partners, L.P. (“UAN”) will continue to be a separate reporting public company following the completion of the transactions contemplated by this Agreement, the Company will procure (after notice to and discussion with the Offeror Parties) a one year director and officer liability insurance policy providing for Side-A coverage of no less than $50 million for an annual premium not to exceed $500,000 with respect to UAN and its officers and general partner (and the governing body thereof) beginning from and after the Offer Closing.

(c) The Company agrees that if the Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company, or another person of equal or greater creditworthiness than such successors and assigns, shall assume all of the obligations set forth in this Section 4.3.

(d) The provisions of this Section 4.3 are intended to be for the benefit of, and shall be directly enforceable by, each of the Indemnified Parties, who are each express third party beneficiaries of this Section 4.3.

Section 4.4 Takeover Statutes. The Company shall use its reasonable best efforts to take all action necessary so that no Takeover Statute is or becomes applicable to the Offer or any of the other transactions contemplated hereby. If any Takeover Statute is or may become applicable to the Offer or the other transactions contemplated hereby, the Company and its Board of Directors shall promptly grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise promptly act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 4.5 Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, the Offer or the other transactions contemplated hereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company and/or the members of the Board of Directors of the Company prior to the Effective Time, the Company shall promptly notify the Offeror thereof and shall keep the Offeror reasonably informed with respect to the status thereof. The Company shall reasonably consult with the Offeror with respect to the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by the Offer or this Agreement, and no such settlement shall be agreed to without the Offeror’s prior written consent.

Section 4.6 Available Funds. The Offeror Parties hereby agree to maintain the availability of the Sufficient Amount until the Effective Time.

Section 4.7 Company Indebtedness Obligations. The Company represents, warrants, covenants and agrees that, as a result of the consummation of the transactions contemplated by this Agreement, (a) the Company will be required to commence an offer to purchase all of its outstanding notes at a purchase price of 101% (the “Repurchase Obligation”), (b) an event of default will be triggered under the ABL Facility giving the majority of lenders thereunder the right to terminate the revolving commitments and to terminate the $49,611,203 in Letters of Credit issued pursuant to such facility and (c) if a majority of the directors of the general partner of CVR Partners LP are replaced in circumstances described in the agreements relating to the CRNF Facility, an event of default will be triggered under the CRNF Facility giving the majority of lenders thereunder the right to terminate the revolving commitments and to accelerate the repayment of the $125,000,000 of term loans outstanding thereunder. The Company hereby agrees that from and after the Control Time, the Company will take all necessary actions to comply with the requirements of the operative documents with respect to clauses (a), (b) and (c) above. The Offeror Parties hereby agree that from and after the Control Time, the Offeror Parties will undertake efforts to assist the Company in refinancing such indebtedness (which shall include making loans to the Company on customary terms if necessary) to the extent necessary.

Section 4.8 Investment Bankers. The Company represents, warrants, covenants and agrees that it has not and will not modify or amend the provisions of its existing engagement letters with Deutsche Bank Securities Inc. (dated January 23, 2012 and March 23, 2012) and Goldman Sachs & Co. (dated February 15, 2012 and March 21, 2012).

Section 4.9 Conditions. The Company will not take any action that is intended to cause the failure of any condition of the Offer (other than the Minimum Condition), it being understood that the Company shall be under no obligation to change or modify its recommendation with respect to the Offer.

ARTICLE V

MISCELLANEOUS AND GENERAL

Section 5.1 Modification or Amendment; Termination.

(a) Subject to the provisions of the applicable Laws, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided that (i) on or after any time that Shares are accepted for payment pursuant to the Offer, this Agreement may not be amended in a manner that would adversely affect the right of the Company’s stockholders to receive the Offer Consideration and (ii) any action taken by the Company to modify or amend this Agreement after the Control Time and prior to the Effective Time shall require the approval of the Existing Directors Committee.

(b) In the event that the Offer has been terminated in accordance with Section 1.1(f), this Agreement shall automatically terminate and all provisions of this Agreement (other than the provisions of Section 4.2 and ARTICLE V, which shall remain in effect notwithstanding any such termination) shall be void and of no effect with no liability to any Person on the part of any party hereto (or of any of its representatives or Affiliates).

Section 5.2 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

Section 5.3 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, any federal court located in the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in the Chosen Courts. The parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.3.

(c) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree that (i) the rights of the Company to enforce the obligations of the Offeror Parties to consummate the Subsequent Offering Period and the Short Form Merger against the Offeror Parties shall be exercisable by the Company prior to the Offer Closing Date and by the Existing Director Committee on or after the Offer Closing Date (but prior to the Effective Time), (ii) the holders of Shares shall have the right to enforce their right to payment of the Offer

Consideration or payment of the consideration in the Short Form Merger and (iii) notwithstanding any provision to the contrary in this Agreement or the CCP Agreement, the holders of the CCPs shall have the right to enforce the provisions of Section 4.1, and their rights to payment of any proceeds due under the CCP as a result of the transaction contemplated by Section 4.1(b). Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(d) The parties further agree that the seeking of the remedies provided for in Section 5.3(c) by any party shall not in any respect constitute a waiver by such party of its right to seek any other form of relief that may be available to such party under this Agreement, in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 5.3(c) are not available or otherwise are not granted, nor shall the commencement of any proceeding pursuant to Section 5.3(c) or anything set forth in this Section 5.3(d) restrict or limit any party’s right to pursue any other remedies under this Agreement that may be available then or thereafter.

Section 5.4 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by overnight courier:

If to the Offeror Parties:

IEP Energy LLC

c/o Icahn Enterprises Holdings L.P.

767 Fifth Avenue, 47th Floor

New York, NY 10153

Attention:     Vincent J. Intrieri

                     Tel: (212) 702-4328

                     Fax: (212) 750-5815

With copies to:

Icahn Enterprises Holdings L.P.

767 Fifth Avenue, 47th Floor

New York, NY 10153

Attention:     Keith L. Schaitkin and Jesse A. Lynn

                     Tel: (212) 702-4380        Tel: (212) 702-4331

                     Fax: (212) 688-1158        Fax: (917) 591-3310

If to the Company:

CVR Energy, Inc.

2277 Plaza Drive

Sugar Land, TX 77479

Attention: General Counsel

Fax: (913) 982-5651

with a copy to

Wachtell, Lipton, Rosen & Katz

51 West 52nd St

New York, NY 10019

Attention:     Andrew R. Brownstein

                     Benjamin M. Roth

                     Fax: (212) 403-2000

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 5.5 Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto) constitutes the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF THE OFFEROR PARTIES OR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 5.6 No Third Party Beneficiaries. Subject to Section 5.3(c), except (i) as provided in Section 1.2(a) (Company Action) and Appendix I, (ii) as provided in Section 4.1(b) (Marketing Process), (iii) as provided in Section 4.3 (Indemnification; Directors’ and Officers’ Insurance), (iv) as provided in Section 5.3(c) (Governing Law and Venue; Waiver of Jury Trial; Specific Performance), and (v) to the extent permitted by applicable Laws, the Offeror Parties and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 5.7 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

Section 5.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 5.9 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. For purposes of this Agreement, (i) the term “Order” shall mean any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity, (ii) the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature (including any person as defined in Section 13(d)(3) of the Exchange Act) and (iii) the term “Law” or “Laws” shall mean any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, or promulgated by any Governmental Entity and any judicial interpretation thereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. Where a reference in this Agreement is made to any agreement (including this Agreement), contract, statute or regulation, such references are to, except as context may otherwise require, the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation including any successor to the section and, in the case of any statute, any rules or regulations promulgated thereunder. All references to “dollars” or “$” in this Agreement are to United States dollars.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 5.10 Assignment. This Agreement shall not be assignable by operation of law or otherwise without the written consent of each of the parties hereto; provided, however, that the Offeror may assign this Agreement to any one or more of its Affiliates without the consent of the Company, but any such assignment shall not relieve any of the Offeror Parties of its obligations hereunder; provided further that any such assignment shall not impede or delay the consummation of the Offer or the transactions contemplated hereby or otherwise adversely affect the ability of holders of Shares to receive the aggregate Offer Price. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

COMPANY CVR ENERGY, INC.

By:	/s/ John J. Lipinski
	Name:	John J. Lipinski
	Title:	Chairman of the Board,
Chief Executive Officer and President

OFFEROR IEP ENERGY LLC

By:	/s/ SungHwan Cho
	Name:	SungHwan Cho
	Title:	Chief Financial Officer

OFFEROR PARTIES (OTHER THAN THE OFFEROR) ICAHN PARTNERS LP

By:	/s/ Edward Mattner
	Name:	Edward Mattner
	Title:	Authorized Signatory

ICAHN PARTNERS MASTER FUND LP

By:	/s/ Edward Mattner
	Name:	Edward Mattner
	Title:	Authorized Signatory

[Signature page to Transaction Agreement]

ICAHN PARTNERS MASTER FUND II L.P.

By:	/s/ Edward Mattner
	Name:	Edward Mattner
	Title:	Authorized Signatory

ICAHN PARTNERS MASTER FUND III L.P.

By:	/s/ Edward Mattner
	Name:	Edward Mattner
	Title:	Authorized Signatory

HIGH RIVER LIMITED PARTNERSHIP By: Hopper Investments LLC, its general partner By: Barberry Corp., its sole member

By:	/s/ Edward Mattner
	Name:	Edward Mattner
	Title:	Authorized Signatory

HOPPER INVESTMENTS LLC By: Barberry Corp., its sole member

By:	/s/ Edward Mattner
	Name:	Edward Mattner
	Title:	Authorized Signatory

[Signature page to Transaction Agreement]

BARBERRY CORP.

By:	/s/ Edward Mattner
	Name:	Edward Mattner
	Title:	Authorized Signatory

ICAHN ONSHORE LP

By:	/s/ Edward Mattner
	Name:	Edward Mattner
	Title:	Authorized Signatory

ICAHN OFFSHORE LP

By:	/s/ Edward Mattner
	Name:	Edward Mattner
	Title:	Authorized Signatory

ICAHN CAPITAL L.P.

By:	/s/ Edward Mattner
	Name:	Edward Mattner
	Title:	Authorized Signatory

[Signature page to Transaction Agreement]

IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc, its general partner

By:	/s/ SungHwan Cho
	Name:	SungHwan Cho
	Title:	Chief Financial Officer

ICAHN ENTERPRISES HOLDINGS L.P.

By:	/s/ SungHwan Cho
	Name:	SungHwan Cho
	Title:	Chief Financial Officer

ICAHN ENTERPRISES G.P. INC.

By:	/s/ SungHwan Cho
	Name:	SungHwan Cho
	Title:	Chief Financial Officer

BECKTON CORP.

By:	/s/ Edward Mattner
	Name:	Edward Mattner
	Title:	President

[Signature page to Transaction Agreement]

CARL C. ICAHN

/s/ Carl C. Icahn

[Signature page to Transaction Agreement]

ANNEX A

DEFINED TERMS

Terms	Section
2007 LTIP	1.2(a)

2012 Annual Meeting	4.2(a)

Acts or Omissions	4.3(a)

Affiliate	3.1(a)(i)

Agreement	Preamble

Associate	3.1(a)(ii)

Bankruptcy and Equity Exception	3.1(b)

Cash Consideration	Recitals

CCP	Recitals

CCP Agreement	Recitals

CCP Paying Agent	Recitals

Chosen Courts	5.3(a)

Common Stock	Recitals

Company	Preamble

Control Time	1.3(b)

D&O Insurance	4.3(b)

Effective Time	2.1

Exchange Act	1.1(d)

Existing Director Committee	1.3(b)

Existing Director Committee Actions	1.3(b)

Expiration Date	1.1(a)

Indemnified Parties	4.3(a)

Law or Laws	5.10(a)

Marketing Period	4.1(b)

Minimum Condition	1.1(e)

Offer	Recitals

Offer Amendment Date	1.1(a)

Offer Closing	1.1(d)

Offer Closing Date	1.1(d)

Offer Documents	1.1(c)

Offer Price	Recitals

Offeror	Preamble

Offeror Parties	Preamble

Offeror Proxy Persons	4.2(a)

Order	5.10(a)

Pending Offer	Recitals

Person	5.10(a)

Proxy Parties	4.2(a)

Qualifying Proposal	4.1(c)

Repurchase Obligation	4.7

Restricted Shares	1.2(a)

Rights	Recitals

Rights Agreement	Recitals

Schedule 14D-9	1.2(a)

Schedule TO	1.1(c)

SEC	1.1(a)

Securities Act	1.3(b)

Shares	Recitals

Short Form Merger	2.1

Stockholder Nomination	4.2(a)

Subsequent Offer Closing	1.1(e)

Subsequent Offer Closing Date	1.1(e)

Subsequent Offering Period	1.1(e)

Subsidiary	3.1(a)(iii)

Sufficient Amount	3.2(c)

Supplement	1.1(a)

UAN	4.3(b)

APPENDIX I

TREATMENT OF RESTRICTED SHARES

a.	The Company represents that there are 1,659,483 Restricted Shares outstanding, a total of 702,465 of which are scheduled to vest in accordance with their terms in 2012 (not taking into account any early vesting that may occur in accordance with the terms of such Restricted Share). Each Restricted Share shall remain subject to the vesting criteria which applies to it on the date of this Agreement, including but not limited to any acceleration of vesting which applies in connection with certain types of employment terminations on, following or in connection with a “Change in Control” (as defined in the 2007 LTIP or any other applicable document).

b.	Each person holding a Restricted Share which becomes vested (or would have become vested had it remained outstanding and not been converted solely into the right to receive cash and the CCP (as provided below), or would have become vested had it remained outstanding but for the occurrence of a Transaction, for example in the event of the occurrence of the Short Form Merger contemplated in this Agreement) for income tax purposes in 2012 pursuant to its terms shall receive from the Company in respect of each such Restricted Share, immediately upon the vesting of such Restricted Share and in lieu thereof, (i) a cash payment equal to the Cash Consideration, and (ii) if applicable, (A) one CCP, which shall be subject to the same terms and conditions as CCPs issued pursuant to the Contingent Cash Payment Agreement, if on or prior to the time of such vesting there has been no payment in respect of CCPs and the CCPs issued pursuant to the Contingent Cash Payment Agreement remain outstanding, or (B) the cash amount paid in respect of one CCP, if there has been a payment in respect of CCPs on or prior to the time of such vesting ((A) or (B), if applicable, the “CCP Consideration”), less required income and employment tax withholding.

c.	Each person holding a Restricted Share which becomes vested (or would have become vested had it remained outstanding and not been converted solely into the right to receive cash and the CCP (as provided below), or would have become vested had it remained outstanding but for the occurrence of a Transaction, for example in the event of the occurrence of the Short Form Merger contemplated in this Agreement) for income tax purposes after 2012 pursuant to its terms shall receive from the Company in respect of each such Restricted Share, immediately upon the vesting of such Restricted Share and in lieu thereof, (i) a cash payment equal to the lesser of (A) the Cash Consideration or (B) the “Fair Market Value” (as defined below) of such Restricted Share, and (ii) the CCP Consideration, less required income and employment tax withholding.

d.

For purposes of paragraph (c) above, the “Fair Market Value” of one Restricted Share shall be the fair market value of one share of Common Stock determined as of the most recent “Valuation Date” (as defined below) on or immediately preceding the applicable vesting date, being the price at which a willing buyer would purchase such share from a willing seller, each being under no compulsion to buy or sell and each being in possession of all information relevant to the valuation of such share, and without taking into consideration any discount for lack of marketability or minority interest. Fair Market Value shall be determined as of December 31, 2012 and each December 31 thereafter so long as any Restricted Shares remain outstanding (each a “Valuation Date”), by an independent, nationally recognized valuation firm chosen by the Company; provided that such firm must represent in connection with each such valuation that during neither of the two years preceding the applicable Valuation Date has more than one percent (1%) of such firm’s revenues been derived from Carl Icahn or entities in which he directly or indirectly owns or controls more than 50% of the voting securities or the right to designate more than 50% of the members of the Board of Directors or similar governing body. When determining the Fair Market Value with respect to any period, the valuation firm shall take into account in such valuation (i.e. add to the assets of the Company for purposes of such valuation) the aggregate amount of any dividends or other distributions (valued as of the dividend date) paid to the holders of the Company’s common equity (in the aggregate) from the period of time from and after the Offer Closing through such valuation date. Notwithstanding the preceding two sentences, if, during the period commencing on a Valuation Date and ending on the date a particular Restricted Share vests, there occurs a transaction which constitutes a “Change in Control” (as defined in the

2007 LTIP), then the Fair Market Value shall be the value established in connection with such transaction, but increased to take into account (i.e. add to the assets of the Company for purposes of such valuation) the aggregate amount of any dividends or other distributions (valued as of the dividend date) paid to the holders of the Company’s common equity (in the aggregate) from the period of time from and after the Offer Closing through the date of such Change in Control transaction. If, following the date of this Agreement and prior to the time a Restricted Share becomes vested, there has occurred a Transaction, references to a Restricted Share in this Appendix I shall be deemed to refer to a hypothetical share in the Company and the Company shall be deemed to have, immediately after the closing of such Transaction, the same number of shares outstanding as it would have had had the Transaction not occurred.[1]

e.	In the event of a “Change in Capitalization” (as defined in the 2007 LTIP) on or following the Offer Closing, the “Committee” (as defined in the 2007 LTIP) shall make an adjustment to outstanding unvested Restricted Shares of a type described in Section 12.1 of the 2007 LTIP if necessary to preserve the value of such Restricted Shares immediately prior to such Change in Capitalization.

f.	If, following the date of this Agreement and prior to the time a Restricted Share becomes vested, there has not occurred a “Transaction” (as defined in Section 13 of the 2007 LTIP), this Appendix I shall be effective as to such Restricted Share only if the holder thereof has consented to such treatment in a written document in the form attached hereto as Appendix II executed by both such holder and the Company prior to the expiration of the Subsequent Offering Period. The Company represents that it has obtained such consents from the following employees: John J. Lipinski, Stanley A. Riemann, Frank A. Pici, Edmund S. Gross, Robert W. Haugen, Wyatt E. Jernigan and Christopher G. Swanberg. The Company further undertakes to seek such consents from other holders of Restricted Shares promptly following the date hereof.

g.	Each person who holds a Restricted Share subject to this Appendix I shall be a third-party beneficiary of this Appendix I and have such rights and remedies as would be available had such person been a party to and signatory of the Agreement with respect to this Appendix I.

h.	The Company has taken all such steps as may be required to cause this Appendix I to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

[1]	For example, in the event of the occurrence of the Short Form Merger, if the shares to be issued in the merger are 88,490,533 common shares (being the number of shares of the Company outstanding on the date of this Agreement on a fully diluted basis) and the Restricted Shares are cancelled, then references to a Restricted Share in this Appendix I will be to one hypothetical share of common stock in the Company and the Company will, upon the closing of the Short Form Merger, have 88,490,533 shares outstanding (including the hypothetical Restricted Shares).